Exhibit 99.3

Consent of Lehman Brothers Inc.

We hereby consent to the use of our opinion letter dated November 12, 2007 to the Board of Directors of Regeneration Technologies, Inc. (the “Company”) attached as Annex C to joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company (the “Prospectus”) and to the references to our firm in the Prospectus under the headings “Summary—Opinions of Financial Advisors—Regeneration Technologies Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendations of Regeneration Technologies Board of Directors,” and “The Merger—Opinion of Financial Advisor to the Regeneration Technologies Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.

By: /s/  LEHMAN BROTHERS INC.

New York, New York

January 22, 2008